Pac-West Announces New Officer Roles

STOCKTON, CA [July 26, 2006] - Pac-West Telecomm, Inc. (Nasdaq: PACW), a leading provider of next generation and traditional voice communications services, today announced new roles for two members of its officer team, effective July 20, 2006. Ravi Brar, Pac-West’s Chief Financial Officer will be assuming the role of Chief Operating Officer; and Michael Sarina, Pac-West’s Vice President of Finance will be assuming the role of Chief Financial Officer.

Hank Carabelli, Pac-West’s President & CEO, commented, “These changes are part of our continuing efforts to align resources to best serve the needs of the business as we implement our national VoIP infrastructure platform. As COO, Ravi will be leveraging his 7 years of experience with Pac-West, and background in finance and human resources, to focus on the successful implementation of our strategic imperatives. As CFO, Mike will be applying his strong financial and entrepreneurial experience to guide Pac-West’s financial goals. We are fortunate to have the experience and flexibility to focus our resources on achieving our key strategic imperatives.”

Mr. Brar, age 37, joined Pac-West in July 1999 as Vice President of Business Development. He was appointed Vice President of Customer Operations in October of 2000, Vice President of Finance and Treasurer in August of 2001, and Chief Financial Officer in September of 2002. Prior to joining Pac-West, Mr. Brar was employed with Xerox Corporation from 1991 to 1999, where he held several senior level business development and financial management positions, including Business Development Manager of Developing Markets Operations in China and Russia, and Area General Manager and Controller of Xerox's Business Services division in Pittsburgh, PA.

Mr. Sarina, age 56, joined Pac-West as Vice President of Finance in December of 2005. Mr. Sarina brings over 20 years of financial experience and has held positions as Senior Vice President, CFO and COO at Mobex Communications Corp (a wireless telecommunications company), as well as holding Corporate Vice President positions with Wilbur-Ellis, Spreckels, and Sequel, Inc. (formerly Unisys Peripheral Products), and senior financial management positions at California Microwave, Inc., and Verbatim. Mr. Sarina was also a Certified Public Accountant with Deloitte & Touche.

About Pac-West Telecomm, Inc.

Pac-West is a provider of advanced communications services that enable traditional and next-generation providers, carriers, and service providers to efficiently design, deploy, and deliver integrated communication solutions. Currently, Pac-West has operations in California, Nevada, Washington, Arizona, Utah, Oregon, Idaho, Washington D.C., Colorado, Pennsylvania, Florida, Maryland, Alabama, North Carolina, South Carolina, New Jersey and New York. Founded in 1980, Pac-West Telecomm, Inc. has been offering communication services to its customers since 1982 and has been a leading provider of wholesale services to Internet Service Providers. For more information, visit www.pacwest.com.

Forward-Looking Statements

In this press release, our use of the words "outlook," "expect," "anticipate," "estimate," "forecast," "project," "likely," "objective," "plan," "designed," "goal," "target," and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2005, as filed with the SEC on March 29, 2006, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our level of indebtedness; an inability to generate sufficient cash to service our indebtedness; regulatory and legal uncertainty with respect to intercarrier compensation payments received by us; the migration to broadband Internet access affecting dial-up Internet access; the loss of key executive officers could negatively impact our business prospects; an increase in our network expenses; migration of our enterprise customer base to U.S. TelePacific Corp. occurring sooner than contemplated; the possible delisting of our common shares from the Nasdaq SmallCap Market; and our principal competitors for local services and potential additional competitors have advantages that may adversely affect our ability to compete with them.

For more information, media may contact:

John Amaya
Pac-West
209-926-4371
jamaya@pacwest.com

For more information, investors may contact:

Reid Cox
Pac-West
209-926-3417
rcox@pacwest.com